EXHIBIT 16.1


February 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 20, 2004, of Travis Boats & Motors, Inc. and are in agreement with the statements contained in the paragraphs in Item 4 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                        /s/ Ernst & Young LLP